Exhibit 10.11

CONAGRA FOODS, INC. DIRECTORS’ UNFUNDED
DEFERRED COMPENSATION PLAN
(Amended and Restated May 4, 2006)

ConAgra Foods, Inc., has established and hereby amends and restates the “ConAgra, Inc., Directors’ Unfunded Deferred Compensation Plan” as the ConAgra Foods, Inc. Directors’ Unfunded Deferred Compensation Plan with the following terms and conditions:

1.    The Plan shall be named the “ConAgra Foods, Inc. Directors’ Unfunded Deferred Compensation Plan” (hereinafter described as “the Plan”).

2.    A director may defer all or a proportion of his or her fees for the following year by giving written notice to ConAgra Foods, prior to December 31st of the current year. Any person elected to the Board who is not a director on the preceding December 31st may elect within thirty (30) days after his or her term begins to defer all or part of his or her fees earned after such election.  The director shall elect that his or her deferrals be credited to his or her Interest Bearing Account or ConAgra Foods Common Stock Account (“Stock Account”), or a combination of the two.  The election shall be subject to any limitations imposed by laws or regulations. Amounts credited to the director’s Stock Account shall be a book entry by the Company payable in shares of ConAgra Foods Common Stock as provided in paragraph 4 of this Plan.  Once per calendar year, director may also transfer all or a portion of the director’s Interest-Bearing Account to the director’s Stock Account, subject to any limitations imposed by laws or regulations; any such transfer shall be effective on first day of the month immediately following the election.  All elections shall be made during ConAgra Foods’ insider trading “windows”.

3.    ConAgra Foods shall establish and maintain two deferred compensation accounts for each director:  (i) a Stock Account, to which there shall be credited as a book entry the portion of cash compensation which the director has elected to defer in the form of ConAgra Foods Common Stock and any transfers from the Interest-Bearing Account and (ii) an Interest-Bearing Account to which all other deferred cash compensation shall be credited.

If a director has elected to defer cash compensation in the form of ConAgra Foods Common Stock, a book entry in the amount of the number of full shares to be credited to the Stock Account for each quarter shall be determined on the basis of the closing price of the ConAgra Foods Common Stock on the last trading day of the quarter as reported for New York Stock Exchange—Composite Transactions, and any amount which would represent a fractional share shall be credited to the director’s Interest-Bearing Account.

Dividend equivalents on shares credited to a director’s Stock Account shall be credited by book entry at the end of each quarter to his or her Stock Account in the form of full shares of Common Stock; any amount which would represent a fractional share shall be credited to his or her Interest-Bearing Account.

The Interest-Bearing Account shall be credited on the first day of each month, with interest on the balance held in the fund for the prior period.  The rate of interest to be credited shall be the daily prime rate of interest on such date as published in the Federal Reserve Statistical Release H.15 Daily Update.

The Company shall at least annually supply the director participating in the Plan a statement of his or her total interest in the Plan.

4.    Amounts deferred under the Plan together with accumulated interest, including interest accruing after the participant ceases to be a director, shall be distributed in twenty (20) semi-annual installments on January 1 and July 1 of each year after the year in which the participant in the Plan ceases to be a director, provided that a participant may also, upon becoming a participant in the Plan, elect to receive payment of deferred amounts, to begin no earlier than six months following

124

Exhibit 10.11

the election, (i) in a lump sum at a date certain or (ii) in semi-annual installments over a period elected by the participant commencing at the date certain elected by the participant.  In addition, a participant may change his or her election as to the form and timing of payment if the following conditions are met:

(i)                                     The new election may not take effect until at least twelve (12) months after the date on which the election is made.

(ii)                                  The new election must extend the deferral of the payment for a period of at least five (5) years.

(iii)                               The new election is made at least twelve (12) months before the first scheduled payment of the deferred amounts.

If the participant dies prior to the payment in full of all amounts due him or her under the Plan, the balance of the account shall be payable to his or her designated beneficiary in a lump sum.  The beneficiary designation shall be revocable and should be made in writing in a manner provided by ConAgra Foods.  Payment of the aggregate number of shares credited by book entry to a director’s Stock Account shall be made in shares of Common Stock.  Notwithstanding anything in the Plan to the contrary, if the participant is a “specified employee” as defined in Code § 409A(a)(2)(B)(i), the payment of, or the commencement of the payment of, amounts hereunder will be delayed for six (6) months, with any delayed amounts continued to be invested in accordance with the Plan.  In addition, a participant shall have an opportunity to make a one time election on or before December 31, 2006, to change the form and timing of payment of the participant’s interest hereunder in accordance with the transitional rules provided by the Internal Revenue Service with respect to Code § 409A.

5.    This Plan may be amended, suspended, terminated or modified by of the Board of Directors of the Company at any time provided that such amendment, modification, suspension or termination shall not affect the obligation of the Company to pay to the participants the amounts accrued or credited to said account up to December 31st of the year in which said action is taken concerning the Plan by the Board of Directors.

6.    Unless notified to the contrary, all notices under this Plan shall be sent in writing to the Company by mailing to the “Office of the Secretary”, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska  68102  All notices to the participants shall be sent to the address which is their record address for notices as directors of the Company unless a participant, by written notice, otherwise directs.

125